                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                            PRINTCAFE SOFTWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5) Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:
    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

        ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3) Filing Party:

        ------------------------------------------------------------------------

     (4) Date Filed:

        ------------------------------------------------------------------------

                                [PRINTCAFE LOGO]

                                                                   April 8, 2003

Dear Fellow Stockholder:

     You are cordially invited to attend the 2003 annual meeting of our stockholders to be held on May 2, 2003 at our principal executive offices located at Forty 24th Street, Pittsburgh, Pennsylvania 15222. The meeting will begin at 9:00 a.m., local time.

     We will begin the annual meeting with a report on our operations, progress and plans and then will discuss and vote on the matters described in the accompanying notice of annual meeting and proxy statement. You will also have an opportunity to ask questions.

     Please read the accompanying notice of annual meeting and proxy statement carefully. It is important that your shares be represented at the meeting, whether or not you attend the meeting and regardless of the number of shares you own. Whether or not you plan to attend, you can ensure that your shares are represented and voted at the annual meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

     We look forward to seeing you on May 2, 2003.

                                          Sincerely,

                                          /s/ MARC D. OLIN

                                          MARC D. OLIN
                                          Chairman and Chief Executive Officer

                            PRINTCAFE SOFTWARE, INC.
                               FORTY 24TH STREET
                         PITTSBURGH, PENNSYLVANIA 15222

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS --
                                  MAY 2, 2003

     The 2003 annual meeting of stockholders of Printcafe Software, Inc. will be held at 9:00 a.m., local time, on May 2, 2003 at its principal executive offices located at Forty 24th Street, Pittsburgh, Pennsylvania, 15222, to:

          1.  Elect two Class I directors to terms expiring in 2006;

          2.  Elect one Class II director to a term expiring in 2004;

          3. Ratify the appointment of Ernst & Young LLP as our independent auditors to audit our financial statements for the year ending December 31, 2003; and

          4. Transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

     The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting was April 4, 2003. Our board of directors is soliciting the enclosed proxy. Please carefully read the accompanying proxy statement for more information regarding the business to be transacted at the annual meeting. You will also find enclosed our 2002 annual report on Form 10-K.

     We will make available at the annual meeting a complete list of the stockholders entitled to vote at the annual meeting, and you may examine the list for any purpose related to the annual meeting.

     Regardless of whether you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the annual meeting in person. Returning the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the annual meeting.

                                          By order of the Board of Directors

                                          /s/ J. DEVITT KRAMER

                                          J. DEVITT KRAMER
                                          Secretary

Pittsburgh, Pennsylvania
April 8, 2003

                             YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return your proxy so that your shares may be voted as you wish and so that a quorum will be present at the annual meeting. We have enclosed for your convenience a return envelope. You are cordially invited to attend the meeting in person. Giving your proxy does not affect your right to vote in person if you attend the meeting. You may withdraw your proxy at any time before it is voted.

                               TABLE OF CONTENTS

ABOUT THE MEETING...........................................    1
  What is the purpose of the annual meeting.................    1
  How does the annual meeting affect the proposed merger
     with EFI...............................................    1
  Who is entitled to vote at the meeting....................    1
  What are the voting rights of the holders of Printcafe
     common stock...........................................    1
  Who can attend the meeting................................    1
  What constitutes a quorum.................................    2
  How do I vote.............................................    2
  Can I vote by telephone or electronically.................    2
  Can I change my vote after I return my proxy card.........    2
  What are the Board's recommendations......................    2
  What vote is required to approve each item................    2
STOCK OWNERSHIP.............................................    3
  Who are the largest owners of the Company's stock.........    3
  How much stock do the Company's directors and executive
     officers own...........................................    4
SECTION 16(a) BENEFICIAL OWNERSHIP AND REPORTING
  COMPLIANCE................................................    5
PROPOSAL 1 -- ELECTION OF DIRECTORS.........................    5
  Directors Standing for Election...........................    6
  Other Directors...........................................    6
DIRECTOR COMPENSATION.......................................    7
BOARD OF DIRECTORS MEETINGS AND COMMITTEES..................    7
  How often did the Board meet during fiscal 2002...........    7
  What committees has the Board established.................    7
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................    8
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........    8
  Agreements with Management................................    8
  Agreements and Litigation with Creo and its Affiliates....    8
  Agreements with Electronics for Imaging, Inc..............   10
  G4 Partners, LLC..........................................   11
REPORT OF THE AUDIT COMMITTEE...............................   11
  Audit and Non-Audit Fees..................................   12
EXECUTIVE COMPENSATION......................................   13
  Report of the Compensation Committee......................   13
  Employment and Retention Agreements.......................   14
  Executive Compensation Summary Table......................   15
  Option Grants in 2002.....................................   16
STOCK PERFORMANCE GRAPH.....................................   17
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT
  AUDITORS..................................................   18
OTHER MATTERS...............................................   18
ADDITIONAL INFORMATION......................................   18
  Householding of Proxy Materials...........................   18
  Advance Notice Procedures.................................   18
  Stockholder Proposals for the 2004 Annual Meeting.........   19
  Proxy Solicitation Costs..................................   19

                            PRINTCAFE SOFTWARE, INC.
                               FORTY 24TH STREET
                              PITTSBURGH, PA 15222

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 2, 2003

     This proxy statement contains information related to the annual meeting of stockholders of Printcafe Software, Inc. to be held on Friday, May 2, 2003, beginning at 9:00 a.m., at our principal executive offices at Forty 24th Street, Pittsburgh, Pennsylvania, and at any postponements or adjournments thereof. This proxy statement is first being mailed to stockholders on or about April 11, 2003.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of directors and ratification of the Company's independent accountants. In addition, management will report on the performance of the Company and respond to questions from stockholders.

HOW DOES THE ANNUAL MEETING AFFECT THE PROPOSED MERGER WITH ELECTRONICS FOR IMAGING, INC.?

     On February 26, 2003, we entered into a merger agreement with Electronics for Imaging, Inc., or EFI. If the merger is completed, Printcafe would become a wholly-owned subsidiary of EFI. Under the terms of the merger agreement, each share of our common stock will be converted into $2.60 of consideration which will be paid, at the election of each of our stockholders, in cash or shares of EFI's common stock. Our board of directors has approved the merger with EFI and will call a special meeting of our stockholders to vote on the merger. The merger will be adopted if the holders of a majority of our outstanding shares of common stock vote for the proposed merger. The annual meeting will have no effect on the merger with EFI because the merger is not subject to a stockholders vote at the annual meeting.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only stockholders of record at the close of business on April 4, 2003, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF PRINTCAFE COMMON STOCK?

     Each outstanding share of Printcafe common stock will be entitled to one vote on each matter considered at the meeting.

WHO CAN ATTEND THE MEETING?

     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport. Please also note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of one-third of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 10,632,877 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 3,544,293 shares will be required to establish a quorum.

     Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

CAN I VOTE BY TELEPHONE OR ELECTRONICALLY?

     If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:00 p.m., Eastern Daylight Time, on May 1, 2003.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

     - for election of the nominated slate of directors (see Item 1); and

     - for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2003 (see Item 2).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

     The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2003 by each person who is known by us to own beneficially more than 5% of our common stock. We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

     Percentage ownership calculations are based upon 10,632,877 shares of our common stock outstanding on February 28, 2003. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of February 28, 2003 to be outstanding, but we have not deemed those shares to be outstanding for computing the percentage ownership of any other person.

                                                               BENEFICIAL OWNERSHIP
                                                              ----------------------
                                                              NUMBER OF   PERCENTAGE
NAME                                                           SHARES      OF CLASS
----                                                          ---------   ----------
Creo Inc.(1)................................................  4,717,547      44.3%
  3700 Gilmore Way
  Burnaby, British Columbia, Canada
  V5G 4M1
Mellon Ventures II, L.P.(2).................................  1,616,789      15.2
  c/o Mellon Ventures, Inc.
  One Mellon Center, Suite 5210
  Pittsburgh, PA 15228
Electronics For Imaging, Inc.(3)............................  4,023,946      31.2
  303 Velocity Way
  Foster City, CA 94404
J. & W. Seligman & Co. Incorporated(4)......................    714,300       6.7
  100 Park Avenue
  New York, NY 10004

---------------

(1) Includes 2,815,495 shares held of record by Creo SRL, a wholly-owned subsidiary of Creo Inc., and 18,588 shares of our common stock issuable upon the exercise of warrants issued to Creo SRL which are exercisable within 60 days of February 28, 2003. This share information is derived from a Schedule 13D/A filed with the SEC on February 25, 2003.

(2) Mellon Ventures II, L.P. is a majority-owned subsidiary of Mellon Financial Corp. The general partner of Mellon Ventures II, L.P. is MVMA II L.P., and the general partner of MVMA II L.P. is MVMA Inc. According to information provided by the stockholder, MVMA Inc. has delegated its dispositive powers with respect to the shares to Mellon Ventures, Inc. Includes 22,341 shares of our common stock issuable upon exercise of warrants exercisable within 60 days of February 28, 2003. The share information is derived from a Schedule 13D filed with the SEC on June 28, 2002. Mellon Ventures II, L.P. has entered into a stockholder agreement with EFI pursuant to which Mellon has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement with EFI, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mellon granted EFI an irrevocable proxy with respect to matters addressed by the stockholder agreement.

(3) Includes 2,126,574 shares issuable upon exercise of a stock option issued to EFI which was fully exercisable on February 28, 2003. Also includes 1,897,372 shares with respect to which EFI has voting power in the merger pursuant to the terms of stockholder agreements with Mellon Ventures II, L.P. and three of our executive officers. Under the terms of the agreements, each stockholder agreed to, among other things, vote in favor of (a) the adoption of the merger agreement between the Company and EFI, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, each stockholder granted EFI an irrevocable proxy with respect to matters addressed by the stockholder agreement.

(4) J. & W. Seligman & Co. Incorporated is the investment advisor of Seligman New Technologies Fund II, Inc. The share information is derived from a
    Schedule 13G/A filed by J. & W. Seligman on November 12, 2002.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2003 by each of our directors and executive officers and the directors and executive officers as a group. We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The address of each person listed in the table is c/o Printcafe Software, Inc., Forty 24th Street, Pittsburgh, Pennsylvania 15222.

                                                               BENEFICIAL OWNERSHIP
                                                              ----------------------
                                                              NUMBER OF   PERCENTAGE
NAME                                                           SHARES      OF CLASS
----                                                          ---------   ----------
Marc D. Olin(1).............................................    143,806       1.3%
Joseph J. Whang(2)..........................................    110,787       1.0
Ronald F. Hyland, Sr.(3)....................................     25,990         *
Charles J. Billerbeck(4)....................................  1,616,789      15.2
Victor A. Cohn(5)...........................................      3,660         *
Thomas J. Gill(6)...........................................      5,161         *
Judi Hess(7)................................................         --        --
Amos Michelson(7)...........................................         --        --
All directors and executive officers as a group (8
  persons)(8)...............................................  1,906,193      17.7

---------------

 *  Less than one percent.

(1) Includes 57,819 shares of our common stock issuable upon exercise of options exercisable within 60 days of February 28, 2003. Mr. Olin has entered into a stockholders agreement with EFI pursuant to which Mr. Olin has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement with EFI, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mr. Olin granted EFI an irrevocable proxy with respect to matters addressed by the stockholders agreement.

(2) Includes 45,618 shares of our common stock issuable upon exercise of options exercisable within 60 days of February 28, 2003. Mr. Whang has entered into a stockholders agreement with EFI pursuant to which Mr. Whang has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement with EFI, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mr. Whang granted EFI an irrevocable proxy with respect to matters addressed by the stockholders agreement.

(3) Includes 16,844 shares of our common stock issuable upon exercise of options exercisable within 60 days of February 28, 2003. Mr. Hyland has entered into a stockholders agreement with EFI pursuant to which Mr. Hyland has agreed to, among other things, vote in favor of (a) the adoption of the merger agreement with EFI, (b) the approval of the transactions contemplated by the merger agreement and (c) approval of the merger. Additionally, Mr. Hyland granted EFI an irrevocable proxy with respect to matters addressed by the stockholders agreement.

(4) Consists of the 1,616,789 shares of our common stock beneficially owned by Mellon Ventures II, L.P. Mr. Billerbeck disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in Mellon Ventures II, L.P. Mr. Billerbeck is a senior managing director of Mellon Ventures, Inc.

(5) Consists of 3,660 shares of our common stock issuable upon exercise of options exercisable within 60 days of February 28, 2003.

(6) Consists of 5,161 shares of our common stock issuable upon exercise of options exercisable within 60 days of February 28, 2003.

(7) Does not include 4,717,547 shares of our common stock beneficially owned by Creo Inc. Mr. Michelson is chief executive officer and a director of Creo, and Ms. Hess is an executive officer of Creo. Mr. Michelson and Ms. Hess disclaim beneficial ownership of these shares.

(8) Includes 151,443 shares of our common stock issuable upon exercise of options and warrants exercisable within 60 days of February 28, 2003.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1834 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These persons are required by SEC regulation to furnish us with copies of all
Section 16(a) reports they file. Based on filings with the SEC and written representations that no other reports were required, we believe that all required reports for the 2002 fiscal year have been timely filed.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Our Board of Directors is divided into three classes, designated Class I, Class II, and Class III. The current term of office of the directors serving in Class I expires at the 2003 annual meeting. The terms of the Class II and Class III directors will expire at the 2004 and 2005 annual meetings, respectively. Currently, three directors are designated as Class I directors, one director is classified as a Class II director and two directors are classified as Class III directors. The Board of Directors has nominated two of the Class I directors to be re-elected for a new term of three years and until their successors are duly elected and qualified and one of the Class I directors to be elected as a Class II director for a term expiring at the 2004 annual meeting and until his successor is duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Unless you withhold authority to vote for these persons, your proxy will be voted FOR the election of the three nominees.

DIRECTORS STANDING FOR ELECTION

     The directors standing for election at the annual meeting are:

          Charles J. Billerbeck. Mr. Billerbeck, age 45, has served as a director since February 2000. Mr. Billerbeck has also served as a Senior Managing Director of Mellon Ventures, Inc., a venture capital division of Mellon Financial Corporation, since June 2001, and as a Managing Director from 1996 through June 2001. From 1987 to 1996, Mr. Billerbeck was Vice President and Manager of Mellon's Leveraged Finance Unit. Mr. Billerbeck is nominated to serve as a Class I director.

          Thomas J. Gill. Mr. Gill, age 44, has served as a director since September 2000. Mr. Gill has been the Managing Partner of G4 Partners, LLC, an investment management firm since May 2000. From January 1998 until November 1999, Mr. Gill served as director and President and Chief Executive Officer of FORE Systems, Inc., a developer and manufacturer of high-speed networking equipment, which was acquired by GEC, p.l.c., now called Marconi Communications. He served as FORE Systems' Chief Operating Officer from January 1997 to January 1998 and as its Vice President of Finance, Chief Financial Officer, and Treasurer from December 1993 to January 1998. Mr. Gill is a director of FreeMarkets, Inc., a provider of software, services and information for global supply management, and Helium Networks, Inc., a wireless data solutions provider. Mr. Gill is nominated to serve as a Class II director.

          Amos Michelson. Mr. Michelson, age 50, has served as a director since February 2000 and served as our Chairman of the Board from July 2000 through January 2003. Mr. Michelson has served as Chief Executive Officer of Creo Inc. since June 1995, and has served as a director of Creo Inc. since March 1992. From August 1991 to June 1995, Mr. Michelson served as Vice President of Business Strategy for Creo Inc. Mr. Michelson is nominated to serve as a Class I director.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

OTHER DIRECTORS.

     Other directors who are not standing for election at the annual meeting and who will continue to be directors after completion of the annual meeting are as follows:

          Marc D. Olin. Mr. Olin, age 38, has served as our Chairman of the Board since January 2003, as our Chief Executive Officer since October 2001, as our Co-Chief Executive Officer from July 2000 to September 2001, and as our President and a director since February 2000. Mr. Olin also served as our Co-Chairman from February 2000 to March 2000, and as our Chief Operating Officer from March 2000 to August 2001. From April 1999 to February 2000, Mr. Olin served as the Chairman, President, and Chief Executive Officer of Prograph Systems, Inc., one of our predecessor companies. From 1992 to April 1999, Mr. Olin served as President of Prograph Management Systems, one of our predecessor companies, which he co-founded in 1987. He received a B.S. from Carnegie Mellon University. Mr. Olin is currently a director of the Graphic Arts Technical Foundation. Mr. Olin is a Class III director.

          Victor A. Cohn. Mr. Cohn, age 54, has served as a Director since October 2001. Since March 2001, Mr. Cohn has been a principal of Focal Point Partners, a business and financial management firm. From April 2000 until March 2001, Mr. Cohn served as the Chairman and Director of Alley Capital Partners, an investment banking firm. From September 1996 until March 2000, Mr. Cohn served as a Senior Managing Director at Bear, Stearns & Co. Inc., where he was the Head of Equity Capital Markets. Mr. Cohn is a director of Verity, Inc., a provider of enterprise search, classification and personalization software solutions. Mr. Cohn is a Class II director.

          Judi Hess. Ms. Hess, age 45, has served as a director since December 2001. Ms. Hess has served as President of Creo Inc. since February 2003. From February 2002 until February 2003, Ms. Hess served as President of Graphic Arts for Creo Inc. From April 2000 until February 2002,

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     Ms. Hess served as Corporate Vice President of Printing Workflow Solutions
     for Creo Inc. From December 1995 to April 2000, Ms. Hess was Director for Workflow Products for Creo. Prior to joining Creo, Ms. Hess served as Program Manager for MacDonald Dettwiler and Associates, a Canadian high-technology commercial and defense contractor. Ms. Hess is a Class III director.

                             DIRECTOR COMPENSATION

     Base Compensation. Each of our independent directors receives a retainer of $1,000 per month with the exception of Charles J. Billerbeck, who has elected not to receive compensation as a Director. Members of our Special Committee also receive a fee of $5,000 per month with the exception of Mr. Billerbeck, who has elected to not receive this fee for his participation on the Special Committee. Directors who are also employees of the Company or Creo Inc. receive no additional compensation for service as a director.

     Options. The Board periodically grants options to purchase shares of our common stock to the directors who are not employees of the Company or Creo Inc. During 2002 we granted each of our independent directors other than Mr. Billerbeck options to purchase 3,435 shares of our common stock at an exercise price of $4.21 per share. Each option grant vested over a twelve month period from the date of grant and is exercisable for ten years from the date of grant, provided that the director is still performing service on behalf of the Company. The options remain exercisable for ninety days following termination, but in no event longer than the original expiration date of the option.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

HOW OFTEN DID THE BOARD MEET DURING FISCAL 2002?

     The Board of Directors met twelve times and acted once by unanimous written consent during 2002. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served with the exception of Geraldine B. Sinclair, who attended five of the eleven Board meetings held in 2002 during the period which she was a director and one of the three Audit Committee meetings held during 2002. Ms. Sinclair resigned from the Board in February 2003.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The Board of Directors has standing Audit and Compensation Committees. Additionally, in January 2003 the Board created a Special Committee to pursue strategic alternatives for the Company in response to an unsolicited bid to acquire all our issued and outstanding common stock we received from Creo Inc. Our independent directors, Charles J. Billerbeck, Victor A. Cohn and Thomas J. Gill, each serve on the Audit, Compensation and Special Committees. Geraldine B. Sinclair served as a member of the Audit and Compensation Committees until her resignation from the Board. Mr. Billerbeck was appointed to replace Ms. Sinclair on the Audit and Compensation Committees.

     Audit Committee. The Audit Committee was established effective upon the completion of our initial public offering in June 2002. The functions of the Audit Committee and its activities during fiscal 2002 are described below under the heading Report of the Audit Committee. The Committee met three times during 2002. All current members of the Audit Committee are "independent" within the meaning of the listing standards of the Nasdaq National Market. Thomas J. Gill serves as the Chairman of the Audit Committee.

     Compensation Committee. The Compensation Committee is charged with establishing salaries and reviewing benefit programs for the Chief Executive Officer and those who report directly to him; administering the Company's stock option plans; and advising the Board of Directors and making recommendations with respect to such plans. Prior to the completion of our initial public offering in June 2002, Amos Michelson served as Chairman of the Committee. Mr. Michelson resigned from the Committee effective upon completion of our initial public offering in June 2002 and was replaced by
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Ms. Sinclair. In 2002, the Compensation Committee met once before the completion of our initial public offering. Victor A. Cohn serves as Chairman of the Compensation Committee.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee has ever been an officer or employee of Printcafe or its subsidiaries. None of our executive officers serves as a director or compensation committee member of any entity that has one or more executive officers serving as one of our directors or on our compensation committee.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

AGREEMENTS WITH MANAGEMENT

     In November 1999, in connection with the issuance and sale of 5,733 shares of common stock to Marc D. Olin, our President and Chief Executive Officer, we provided a loan to Mr. Olin, evidenced by a note in the principal amount of $87,826 at an annual interest rate of 6%. The note is secured by the purchased shares and is with recourse to Mr. Olin with respect to 30% of the original principal balance and all accrued and unpaid interest. In March 2000, Mr. Olin repaid $61,478 of this loan. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on November 7, 2004. The largest amount outstanding under the note during 2002 was $33,104. As of February 28, 2003, the total amount outstanding under the note is $33,435.

     In November 1999, in connection with the issuance and sale of 2,385 shares of common stock to Ronald F. Hyland, Sr., our Senior Vice President and Chief Technology Officer, we provided a loan to Mr. Hyland, evidenced by a note, in the principal amount of $36,536 at an annual interest rate of 6%. The note is secured by the purchased shares and is with recourse to Mr. Hyland with respect to 30% of the original principal balance and all accrued and unpaid interest. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on November 7, 2004. The largest amount outstanding under the note during 2002 was $43,760. As of February 28, 2003, the total amount outstanding under the note is $44,197.

     In December 1999, in connection with the issuance and sale of 15,289 shares of common stock to Joseph J. Whang, our Chief Financial Officer and Chief Operating Officer, we provided a loan to Mr. Whang, evidenced by a note, in the principal amount of $1,048,826 with an interest rate of 6%. The note is secured by the purchased shares and is with full recourse to Mr. Whang. The largest amount outstanding under the note during 2002 was $70,849. In January 2002, Mr. Whang sold 1,619 of such shares of common stock to one of our stockholders for aggregate consideration of $56,363. Mr. Whang used the proceeds from the sale of his common stock to repay principal and interest on his note. As of February 28, 2003, the note had an outstanding balance of $15,141 and was secured by a pledge of 169 of the original purchased shares. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the remaining principal balance is due on December 21, 2004.

AGREEMENTS AND LITIGATION WITH CREO AND ITS AFFILIATES

     Strategic Alliance Agreement. We entered into a strategic alliance agreement with Creo in February 2000 and amended the agreement in December 2001. We agreed with Creo to undertake joint sales and marketing efforts, not to compete with each other's business, and not to solicit the employment of each other's employees. Creo has the right to sell any of our products anywhere in the world, subject to our pricing guidelines, and we will reimburse Creo for its costs incurred in connection with sales of our products. During 2002, we paid Creo $1,100 in commissions for sales channel services. We are required to provide our products to Creo on terms that are at least as favorable as those offered to others. Under the terms of this agreement, Creo has an exclusive and perpetual right to provide, and has a right of first refusal to develop, any content management and workflow products for us. If Creo develops any of these

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

products for us, we are required to reimburse Creo's development costs and we and Creo would jointly own the technology. Any improvement, modification, or development of an existing Creo product would remain the sole property of Creo, and we would have to license it from Creo. We did not pay Creo for any content management or workflow development services in 2002. The agreement provides us with a right of first refusal to develop Creo's e-commerce services. The agreement does not have a specified termination date. Either we or Creo may terminate the agreement upon the occurrence of certain events, including the breach of the agreement by the other party. In addition, Creo may terminate the agreement at any time beginning two years after Creo is no longer one of our stockholders.

     Credit Agreement. In December 2001, we entered into a $23.6 million credit agreement with Iris Graphics Inc., a wholly-owned subsidiary of Creo Inc. The agreement required that we satisfy certain financial covenants. At March 31, 2002, we were not in compliance with the quarterly cash flow covenant of this credit agreement, which would have resulted in an additional 3.0% of interest until the default was cured. Iris Graphics waived compliance with this covenant through June 30, 2002. We amended the Iris Graphics credit agreement as of June 10, 2002 to reduce the annual interest rate to a fixed rate of 4.0%, provide for the payment of $11.8 million of the outstanding principal balance of $23.6 million and all accrued and deferred interest upon the completion of our initial public offering, and eliminate the financial condition covenants associated with the original loan. In return, we paid Iris Graphics a $3.7 million restructuring fee upon completion of our initial public offering and reimbursed Iris Graphics for $20,000 of expenses in connection with the execution of the amendment. The restructuring fee was accounted for as deferred interest and will be amortized as interest expense in addition to the stated 4.0% rate over the remaining term of the loan (resulting in an effective annual interest rate of approximately 23.8%). The $11.8 million remaining principal balance is due in one installment on January 2, 2004. Interest is payable quarterly beginning in June 2002. The covenants under the amended agreement provide certain limitations on our product development and capital expenditures, incurrence of additional indebtedness, future investments and certain other financial criteria. Our obligations under this agreement are secured by substantially all of our tangible and intangible property. If we fail to comply with the requirements of this credit agreement, then Iris Graphics could declare all outstanding amounts, together with accrued interest, to be immediately due and payable. If we could not repay these amounts, then Iris Graphics could proceed against the collateral, which would seriously harm our ability to continue our business. In connection with the credit agreement, we granted Iris Graphics a warrant to purchase 165,903 shares of our common stock at an exercise price of $0.03 per share.

     Intellectual Property Purchase and License Agreement. We entered into an intellectual property purchase and license agreement with Creo in October 2002 in connection with our acquisition of substantially all the assets of printChannel, Inc. Some of the software developed by printChannel included content management and workflow functionality. We sold the portion of the printChannel software which provided this functionality to Creo for $100 and licensed the functionality back from Creo. We pay Creo a license fee equal to 10% of the revenue we generate from sales of products using the technology we license from Creo. In 2002, we paid Creo license fees of $17,000 in connection with this agreement. In addition, we reimburse Creo for its expenses incurred in connection with providing us support for the software we license from them and reimbursed them for $25,000 of expenses they incurred in connection with the negotiation and execution of the agreement. The license granted to us by Creo under the agreement does not have a specified termination date. Either we or Creo may terminate the agreement upon the occurrence of certain events, including the expiration or termination of the strategic alliance agreement and the breach of the agreement by the other party. In addition, Creo may terminate the agreement if we declare bankruptcy, become insolvent, or engage in a transaction which results in a change of control. Creo must notify us of its intent to terminate the license within 30 days of being aware of a change of control and may terminate the license after the expiration of a 180 day transition period. During this 180 day transition period, the license fee we pay to Creo will increase to 25% of the revenue we generate from the sales of products using the technology we license from Creo. If we terminate the license due to the expiration or termination of the strategic alliance agreement, we must provide notice to Creo of our intention to terminate the license within 30 days of the expiration or termination. The license would terminate after the expiration of a one-year transition period. If we terminate the license due to the expiration or termination of the strategic alliance agreement, we would be required to pay Creo the greater of (i) five times the aggregate royalties payable or paid to Creo under the license during the 12 months prior to the termination or expiration, and (ii) $750,000. We would pay one-half of this termination fee at the time of termination and one-half after the expiration of the one-year transition period.

     Board of Directors. Amos Michelson, the chief executive officer and a director of Creo, and Judi Hess, President of Graphic Arts for Creo, are currently members of our board of directors. Mr. Michelson and Ms. Hess were elected to our board of directors under the terms of a voting agreement between us and some of our stockholders. The voting agreement terminated at the time of our initial public offering in June 2002. Mr. Michelson's and Ms. Hess' duties to Creo and its stockholders may conflict with his or her duties, as a director of our company, to us and our stockholders. We do not have any plans or agreement with Creo that would determine how to resolve potential conflicts of interest.

     Litigation with Creo. On February 19, 2003, Creo commenced an action in The Court of Chancery of the State of Delaware in and for New Castle County captioned Creo Inc. v. Printcafe Software, Inc., Electronics For Imaging, Inc., Marc D. Olin, Charles J. Billerbeck, Victor A. Cohn and Thomas J. Gill. Creo requested a temporary restraining order with respect to (a) triggering, exercising or otherwise giving effect to the stockholders' rights plan we adopted, (b) enforcing any action taken or to be taken by us "with the intent or effect of impeding the operation of market forces in an open bidding contest for Printcafe," (c) taking any steps or actions to enforce the fee provided for in the letter agreement we entered into with EFI, (d) taking any steps or actions to enforce the option we granted to EFI, (e) taking any steps or actions to enforce the no solicitation provisions of the standby credit letter that we entered into with EFI, (f) engaging in any "conduct intended to cause or having the effect of causing Printcafe to forgo the opportunity to explore and enter economically more favorable transactions" and (g) entering into, or purporting to enter into, a merger agreement between EFI and us before the court finally rules on the action. On February 21, 2003 the court denied Creo's request for a temporary restraining order. The matter is still pending in the Delaware Chancery Court with respect to the other relief sought by Creo. We intend to vigorously defend ourselves in this matter. If this lawsuit is resolved unfavorably to us, our business and financial condition could be adversely affected and we may not be able to complete the proposed merger with EFI.

AGREEMENTS WITH ELECTRONICS FOR IMAGING, INC.

     In addition to the merger agreement, we entered into the following agreements with EFI.

     Standby Credit Agreement. On February 13, 2003, we and EFI entered into a letter agreement which would allow us to borrow money from EFI. EFI is obligated under the standby credit agreement to disburse to us up to $11.0 million within three business days after receiving notice from us that Iris Graphics declared any amounts owed under our existing credit facility with Iris due and payable as a result of any action we took in furtherance of the proposed business combination with EFI. We are obligated to pay EFI interest at the simple rate of 8% per annum on any loans made by EFI to us in connection with Iris accelerating the maturity of our loan because of any action we took in furtherance of the business combination with EFI. All loans made under the standby credit agreement mature on January 2, 2004.

     EFI also provided us with a working capital facility in an aggregate amount of $3.0 million. Funds will be disbursed to us if the merger agreement has not been terminated in accordance with its terms, and our cash balance as of the close of business on the date we give EFI notice of our proposed borrowing is less than $1.0 million. Within three business days of receiving our notice of a valid request for a working capital disbursement, EFI must disburse $1.0 million to us. Any loans made under the working capital facility bear interest at an annual rate equal to the prime rate of interest as published, from time to time, by Citibank, plus two percent. Principal and interest are payable on January 2, 2004 or sooner upon the termination of the standby credit agreement in accordance with its terms.

     An event of default under the standby credit agreement will occur if a business combination with EFI is not consummated on or before June 30, 2003 unless the failure to consummate a business combination with EFI resulted from EFI's material breach of its obligations under the merger agreement. The
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

occurrence of an event of default under the standby letter agreement would accelerate the maturity of all amounts due and if those amounts were unpaid, would give EFI the right to exercise its remedies at law, including foreclosing on any collateral that may secure its loans. The standby credit agreement also provides that we must use any proceeds we receive from the exercise of the stock option we granted to EFI to pay down outstanding amounts under the standby facility and the working capital facility. On March 13, 2003, EFI amended the credit agreement to also give us the right to borrow funds under the standby credit agreement if Creo's subsidiary declares a technical default under its credit facility.

     There are no amounts outstanding under the EFI credit facility as of the date of this document.

     Stock Option Agreement. On February 13, 2003, we entered into a stock option agreement with EFI. The stock option agreement grants EFI the right, but EFI is not obligated, to purchase up to 2,126,574 shares of our common stock at a purchase price equal to $2.60 per share. If EFI is not in breach of its obligations under the standby credit agreement described above, EFI may exercise the option at any time, in whole or in part, subject to our right to suspend EFI's ability to exercise the option for seven days if we have notified EFI that we intend to enter into an agreement with respect to a superior proposal. The option will terminate on December 31, 2007. EFI did not exercise the stock option prior to the record date for the annual meeting and therefore is not permitted to vote the shares of common stock subject to the stock option at the annual meeting. The stock option agreement obligates us to repurchase any option shares, at the request of EFI, at a price equal to the aggregate purchase price paid for the shares by EFI under certain circumstances, including an event of a default under the standby credit agreement, the acquisition by any person (other than EFI, any subsidiary of EFI or Creo) of 50% or more of the then outstanding shares of our common stock, or our entering into a merger agreement with any person other than EFI or one of its subsidiaries, where we are not the continuing or surviving corporation of the merger. All of the foregoing events are collectively referred to as "repurchase events." Additionally, we have the right to purchase the option shares and terminate the option following a repurchase event. We also granted EFI registration rights with respect to the option shares which are subordinate to existing registration rights that we have granted.

G4 PARTNERS, LLC

     During 2002, we paid G4 Partners, LLC $95,000 for consulting services. Thomas J. Gill, a member or our board of directors, is the managing partner of G4 Partners, LLC.

                         REPORT OF THE AUDIT COMMITTEE

     The Board of Directors established an Audit Committee effective upon the completion of our initial public offering in June 2002. Prior to the completion of the initial public offering, the entire Board of Directors served as the Audit Committee. The charter of the Audit Committee specifies that the purpose of the Committee is to assist the Board of Directors in its:

     - Oversight of all material aspects of the Company's reporting, control, and audit functions, except those that are specifically related to the responsibilities of another committee of the Board;

     - Monitoring the independence and performance of the Company's independent accountants; and

     - Providing a means for open communication among the Company's independent accountants and financial and senior management and the Board.

(The full text of the Committee's charter is attached to this proxy statement as Annex I.)

     In carrying out these responsibilities, the Audit Committee, among other things:

     - Monitors preparation of quarterly and annual financial reports by the Company's management;

     - supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, approving significant non-audit services, and confirming the independence of the independent auditors; and

     - overseeing management's implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company's policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company's internal auditing program.

     The Committee met three times during 2002. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee's meetings include, whenever appropriate, executive sessions with the Company's independent auditors without the presence of the Company's management.

     As part of its oversight of the Company's financial statements, the Committee reviews and discusses with both management and the Company's independent auditors all annual financial statements and quarterly operating results prior to their issuance. During 2002, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

AUDIT AND NON-AUDIT FEES

     Audit Fees. The aggregate audit fees for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal 2002 and their review of those financial statements included in our quarterly reports on Form 10-Q for the 2002 fiscal year totaled approximately $152,000.

     Financial information systems design and implementation fees. We did not engage Ernst & Young LLP to provide professional services to us regarding financial information systems design and implementation during the 2002 fiscal year.

     All other fees. The aggregate fees for all other services rendered by Ernst & Young LLP to us during the 2002 fiscal year were approximately $552,000, including approximately $447,000 for other audit-related services and $105,000 for tax services.

     The services described under the caption "All other fees" were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

     Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission. (Charles J. Billerbeck joined the Audit Committee in February 2003 and thus did not participate in the Committee's activities during or with respect to 2002.)

                                          Members of the Audit Committee

                                          Thomas J. Gill
                                          Charles J. Billerbeck
                                          Victor A. Cohn

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

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2002. (Charles J. Billerbeck joined the Compensation Committee in February 2003 and thus did not participate in the Committee's activities during or with respect to 2002).

  WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

     The Company's compensation program for executives consists of three key elements:

     - a base salary;

     - a performance-based annual cash bonus; and

     - periodic stock option grants.

     We believe that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet its requirements for management and creative talent while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders.

     Base Salary. The base salaries for each of our executive officers are established by each such officer's employment agreement which provide for adjustment at the discretion of the Board of Directors. Base salaries for the Company's executive officers other than the Chief Executive Officer, including any annual or other adjustments, are based upon recommendations by the Chief Executive Officer, taking into account such factors as salary norms in comparable businesses, a subjective assessment of the nature of the position and the contribution and experience of the officer. All recommendations are subject to approval by the Compensation Committee. During 2002, the Committee did not grant any increases to the base salaries of our executive officers.

     Annual Bonus. The Committee has the discretion to grant cash bonuses to each of our executive officers. Bonuses for the Company's executive officers other than the Chief Executive Officer are based upon recommendations by the Chief Executive Officer, taking into account such factors as the Company's results of operations during the year and the executive's performance and contribution to the Company during the year. All recommendations are subject to approval by the Compensation Committee. During 2002, the Committee did not grant any bonuses to executive officers.

     Stock Options. In 2002, the Board of Directors granted options to senior executives pursuant to our 2002 Executive Management Stock Incentive Plan. The Board also concluded that it does not contemplate making further option grants to our senior executives prior to 2006, but reserved the right to make further grants should such grants be deemed at the time to be in the best interests of the Company. The Compensation Committee did not award any additional option grants to our senior executive officers in addition to those awarded by the Board of Directors under the 2002 Executive Management Stock Incentive Plan.

  HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

     As Chief Executive Officer, Marc Olin is compensated pursuant to an employment agreement entered into in January 2002. The agreement has a one-year term and renews on an annual basis for additional one-year terms unless either the Company or Mr. Olin provides notice to the other party at least 60 days prior to the end of the year of its or his intent to terminate the agreement effective as of year-end. If the Company does not renew Mr. Olin's contract, he generally will receive payment for an additional twelve months. Mr. Olin's employment agreement provides for an annual base salary of $227,000; bonuses, if any, are determined by the Compensation Committee. For 2002, the Compensation Committee did not award Mr. Olin a bonus.

                                          Members of the Compensation Committee

                                          Victor A. Cohn
                                          Charles J. Billerbeck
                                          Thomas J. Gill

EMPLOYMENT AND RETENTION AGREEMENTS

     Marc Olin. Effective January 1, 2002, we entered into an employment agreement with Marc D. Olin, our President and Chief Executive Officer. The agreement has a one-year term and renews automatically for subsequent one-year terms, unless terminated. The agreement provides for a base annual salary of $227,000, the issuance of an option to purchase 170,340 shares of common stock with an exercise price of $4.21 per share, and certain fringe benefits. One-eighth of the total number of shares subject to the option vested on June 30, 2002. The remainder vest ratably over the succeeding 42 months. Upon a change in control, other than if Creo acquires more than 50% but less than 100% of our outstanding stock, the vesting of Mr. Olin's option will accelerate by six months. Our merger with EFI would represent a change of control for vesting purposes under the employment agreement. Mr. Olin has entered into a noncompetition agreement in favor of us for two years following the date of his termination of employment with us. If we terminate Mr. Olin's employment without cause or Mr. Olin terminates his employment for good reason, including if Mr. Olin is involuntarily removed from our board of directors, he will be entitled to continue to receive his base salary for one year and his obligation not to compete with us will be reduced to one year.

     In February 2003, we entered into a Retention Agreement with Mr. Olin which provides that Mr. Olin will receive a retention bonus of $200,000 upon a change in control, including completion of the merger with EFI. The Retention Agreement expires if a change of control does not occur prior to January 31, 2004.

     Joseph Whang. Effective January 1, 2002, we entered into an employment agreement with Joseph J. Whang, our Chief Financial Officer and Chief Operating Officer. The agreement has a one-year term and renews automatically for subsequent one-year terms, unless terminated. The agreement provides for a base annual salary of $190,000, the issuance of an option to purchase 137,975 shares of common stock with an exercise price of $4.21 per share, and certain fringe benefits. One-eighth of the total number of shares subject to the option vested on June 30, 2002. The remainder vest ratably over the succeeding 42 months. Upon a change in control, other than if Creo acquires more than 50% but less than 100% of our outstanding stock, the vesting of Mr. Whang's option will accelerate by six months. Our merger with EFI would represent a change of control for vesting purposes under the employment agreement. Mr. Whang has entered into a noncompetition agreement in favor of us for two years following the date of his termination of employment with us. If we terminate Mr. Whang's employment without cause or Mr. Whang terminates his employment for good reason, he will be entitled to continue to receive his base salary for one year and his obligation not to compete with us will be reduced to one year.

     In February 2003, we entered into a Retention Agreement with Mr. Whang which provides that Mr. Whang will receive a retention bonus of $150,000 upon a change in control, including completion of the merger with EFI. The Retention Agreement expires if a change of control does not occur prior to January 31, 2004.

     Ronald Hyland. Effective January 1, 2002, we entered into an employment agreement with Ronald F. Hyland, Sr., our Senior Vice President and Chief Technology Officer. The agreement has a one-year term and renews automatically for subsequent one-year terms, unless terminated. The agreement provides for a base annual salary of $175,000, the issuance of an option to purchase 45,991 shares of common stock with an exercise price of $4.21 per share, and certain fringe benefits. One-eighth of the

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

total number of shares subject to the option vested on June 30, 2002. The remainder vest ratably over the succeeding 42 months. Upon a change in control, other than if Creo acquires more than 50% but less than 100% of our outstanding stock, the vesting of Mr. Hyland's option will accelerate by six months. Our merger with EFI would represent a change of control for vesting purposes under the employment agreement. Mr. Hyland has entered into a noncompetition agreement in favor of us for two years following the date of his termination of employment with us. If we terminate Mr. Hyland's employment without cause or Mr. Hyland terminates his employment for good reason, he will be entitled to continue to receive his base salary for one year and his obligation not to compete with us will be reduced to one year.

EXECUTIVE COMPENSATION SUMMARY TABLE

     The following table provides summary information concerning the compensation awarded to, earned by or paid to our Chief Executive Officer, and each of our other executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2002. These individuals are referred to as the named executive officers.

                                                                               LONG-TERM
                                                                             COMPENSATION
                                                                           -----------------
                                                 ANNUAL     COMPENSATION   SHARES UNDERLYING
NAME AND PRINCIPAL POSITION(S)           YEAR   SALARY($)     BONUS($)        OPTIONS(#)
------------------------------           ----   ---------   ------------   -----------------
Marc D. Olin...........................  2002   $227,000      $    --           170,340
  President, Chief Executive Officer     2001    227,000           --             2,252
  and
  Chairman of the Board                  2000    207,000       41,400             4,504
Joseph J. Whang........................  2002    190,000           --           137,975
  Chief Financial Officer and Chief      2001    190,000           --             2,627
  Operating Officer                      2000    155,800       42,500             1,501
Ronald F. Hyland, Sr. .................  2002    175,000           --            45,991
  Senior Vice President and Chief        2001    175,000           --             2,252
  Technology Officer                     2000    168,000       25,200             1,211

OPTION GRANTS IN 2002

     The following table sets forth information with respect to option grants to the named executive officers during fiscal 2002:

     - the number of shares of Printcafe common stock underlying options granted during the year;

     - the percentage that such options represent of all options of the same class granted to employees during the year;

     - the exercise price (which in each case was equal to the fair market value of the stock on the date of grant);

     - the expiration date; and

     - the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

     The options were granted under our 2002 Executive Management Stock Incentive Plan and vest over a four-year period, with one-eighth of the shares vesting after six months and the remaining shares vesting ratably thereafter on a monthly basis over 42 months. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the potential realizable value over the term of the option based upon assumed rates of stock price appreciation of 5% and 10% compounded annually. These amounts do not represent our estimate of future stock price performance. For additional information on these grants, see "Report of the Compensation Committee -- Stock Options" above.

                                      PERCENTAGE
                        NUMBER OF      OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                          SHARES        OPTIONS                                ASSUMED ANNUAL RATES OF STOCK PRICE
                        UNDERLYING    GRANTED TO     EXERCISE                    APPRECIATION FOR OPTION TERM(1)
                          OPTION     EMPLOYEES IN      PRICE     EXPIRATION   -------------------------------------
NAME                     GRANTED      FISCAL YEAR    PER SHARE      DATE         0%           5%            10%
----                    ----------   -------------   ---------   ----------   ---------   -----------   -----------
Marc D. Olin..........   170,340         13.73%        $4.21      2/05/12     $986,269    $2,057,528    $3,701,050
Joseph J. Whang.......   137,975         11.12%         4.21      2/05/12     $798,875    $1,666,593    $2,997,841
Ronald F. Hyland,
  Sr. ................    45,991          3.71%         4.21      2/05/12     $266,288    $  555,523    $  999,266

---------------

(1) Based on the initial public offering price of $10.00 per share.

     The following table sets forth certain information with respect to the year-end number and value of unexercised options held by each of our named executive officers as of December 31, 2002. The value was calculated based on the difference between the fair market value of the underlying common stock and the exercise price of the option. No options were exercised by our named executive officers during the year ended December 31, 2002.

                                                     NUMBER OF SHARES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT               IN-THE-MONEY OPTIONS
                                                     DECEMBER 31, 2002           AT DECEMBER 31, 2002
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Marc D. Olin..................................    46,067         131,396        $   --         $   --
Joseph J. Whang...............................    36,193         105,910            --             --
Ronald F. Hyland, Sr..........................    13,499          36,322            --             --

                            STOCK PERFORMANCE GRAPH

     The following graph compares the performance of the Company's common stock with the performance of the Nasdaq Stock Market (U.S.) Index and the Russell 2000 Stock Index over the period since the completion of our initial public offering in June 2002. The graph assumes that $100 was invested on June 18, 2002 in the Company's common stock, the Nasdaq (U.S.) Index and the Russell 2000 Index and that all dividends were reinvested. We included the Russell 2000 Index because we believe it most closely reflects returns on publicly held companies since our initial public offering in June 2002 which have similar market capitalization to ours. No dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
[GRAPH]

                                                          PCAF                       NASDAQ                   RUSSELL 2000
                                                          ----                       ------                   ------------
18-Jun-02                                                100.00                      100.00                      100.00
1-Jul-02                                                  37.63                       90.41                       95.32
31-Jul-02                                                 20.96                       84.01                       83.54
30-Aug-02                                                 19.56                       81.97                       83.23
30-Sep-02                                                  6.58                       72.35                       77.12
31-Oct-02                                                  5.31                       81.00                       79.51
29-Nov-02                                                  4.56                       89.24                       86.51
31-Dec-02                                                  4.35                       80.12                       81.55

       PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003. Ernst & Young LLP has served as the Company's independent auditors since our incorporation in 2000. Services provided to the Company and its subsidiaries by Ernst & Young LLP in 2002 are described under "Audit and Non-Audit Fees" above.

     A representative of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2003.

     In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

                                 OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                             ADDITIONAL INFORMATION

"HOUSEHOLDING" OF PROXY MATERIALS

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Printcafe Software, Inc., Investor Relations, Forty 24th Street, Pittsburgh, PA 15222.

ADVANCE NOTICE PROCEDURES

     Under our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company's Corporate Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 120 days prior to the first anniversary of the date proxy materials were distributed to stockholders for the preceding year's annual meeting -- that is, with respect to the 2004 annual meeting, by December 6, 2003. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2004 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, stockholder proposals must be received by the Company's Corporate Secretary no later than December 6, 2003. Proposals should be sent to Corporate Secretary, Printcafe Software, Inc., Forty 24th Street, Pittsburgh, PA 15222.

PROXY SOLICITATION COSTS

     The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                                                         ANNEX I

                                    CHARTER
                             OF THE AUDIT COMMITTEE
                          OF THE BOARD OF DIRECTORS OF

                            PRINTCAFE SOFTWARE, INC.

     The Board of Directors (the "Board") of Printcafe Software, Inc. (the "Corporation") has determined that the Audit Committee of the Board shall assist the Board in fulfilling certain of the Board's oversight responsibilities. The Board hereby adopts this Charter to establish the governing principles of the Audit Committee.

I.  ROLE OF THE AUDIT COMMITTEE

     The role of the Audit Committee is to act on behalf of the Board in fulfilling the following responsibilities of the Board:

          A. To oversee all material aspects of the Corporation's reporting, control, and audit functions, except those that are specifically related to the responsibilities of another committee of the Board;

          B. To monitor the independence and performance of the Corporation's independent accountants; and

          C. To provide a means for open communication among the Corporation's independent accountants and financial and senior management and the Board.

     The function of the Audit Committee is oversight with respect to the matters set forth in this Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The responsibility to plan and conduct audits is that of the Corporation's independent accountants. The Corporation's management has the responsibility to determine that the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles.

II.  COMPOSITION OF THE AUDIT COMMITTEE

     A. The Board shall designate the members of the Audit Committee at the meeting of the Board following the Corporation's Annual Meeting of Stockholders, and the members shall serve until the next such meeting or until their successors are designated by the Board.

     B. The Audit Committee shall consist of at least three members who are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as committee members. Committee members shall have a basic understanding of finance and accounting and shall be able to read and understand financial statements. At a minimum, one member of the Committee shall have accounting or related financial management experience. In addition, the members of the Audit Committee shall meet the requirements of the rules of the principal market or transaction reporting system on which the Corporation's securities are traded or quoted (i.e., New York Stock Exchange, American Stock Exchange or the Nasdaq National Market).

III.  MEETINGS OF THE AUDIT COMMITTEE

     The Audit Committee shall meet in person or by telephone conference call at least four times annually, or more frequently as circumstances may require. The Chair of the Audit Committee shall be responsible for meeting with the independent accountants at their request to discuss the interim financial statements.

IV.  RESPONSIBILITIES OF THE AUDIT COMMITTEE

     The Audit Committee shall have responsibility with respect to the matters set forth below.

     A.  The Corporation's Risks and Control Environment:

     - To discuss with the Corporation's management and independent accountants the integrity of the Corporation's financial reporting processes and controls, particularly the controls in areas representing significant financial and business risks, and to oversee the correction of any perceived deficiencies in such processes and controls;

     - To review any issues that are brought to the Audit Committee's attention relating to the ethical conduct of the Corporation's senior management and employees; and

     - To investigate any matters that are brought to the Audit Committee's attention within the scope of its duties.

     B.  The Corporation's Independent Accountants:

     - To evaluate annually the effectiveness and objectivity of the Corporation's independent accountants and recommend to the Board the engagement or replacement of the independent accountants;

     - To ensure that the Audit Committee receives annually from the Corporation's independent accountants the information about all of the relationships between the independent accountants and the Corporation that the independent accountants are required to provide to the Audit Committee, to actively engage in a dialogue with the independent accountants about any relationships between the independent accountants and the Corporation or any services that the independent accountants provide or propose to provide that may impact upon the objectivity and independence of the independent accountants, and to take, or recommend that the Board take, any appropriate action to oversee the independence of the independent accountants;

     - To maintain a relationship with the independent accountants because of the ultimate responsibility of the independent accountants to the Board and the Audit Committee, as representatives of the stockholders; and

     - To approve the fees and other compensation paid to the independent accountants.

     C.  The Corporation's Financial Reporting Process:

     - To oversee the Corporation's selection of and major changes to its accounting policies;

     - To meet with the Corporation's independent accountants and financial management both to discuss the proposed scope of the audit and to discuss the conclusions of the audit, including any items that the independent accountants are required by auditing standards to discuss with the Audit Committee, such as any significant changes to the Company's accounting policies, the integrity of the Corporation's financial reporting process, and any proposed changes or improvements in financial, accounting, or auditing practices;

     - To review and discuss with the Corporation's financial management and independent accountants the Corporation's annual results and, when appropriate, the interim results before they are made public; and

     - To issue for public disclosure by the Corporation the report of the Audit Committee required by the rules of the Securities and Exchange Commission.

     D.  Other Matters:

     - To review and update periodically this charter of the Audit Committee;

     - To review reports and any financial information submitted by the Corporation to a government body or the public;

     - To report to the Board the matters discussed at each meeting of the Audit Committee;

     - To keep an open line of communication with the Corporation's financial and senior management, the independent accountants, and the Board; and

     - To retain, at the Corporation's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

                                                                                Please            [ ]
                                                                                Mark Here
                                                                                for Address
                                                                                Change or
                                                                                Comments
                                                                                SEE REVERSE SIDE




1. ELECTION OF CLASS I DIRECTORS.
   01 Charles J. Billebeck
   02 Amos Michelson
                                                                        IF YOU WISH TO WITHHOLD YOUR VOTE FOR
         FOR all nominees               WITHHOLD AUTHORITY              ANY OF THE NOMINEES, SO INDICATE BY
     listed (except as marked             to vote for all               STRIKING THE NAME OF THE NOMINEE.
         to the contrary)                 nominees listed
              [ ]                               [ ]

2. ELECTION OF CLASS II DIRECTOR.
   03 Thomas J. Gill
                                            WITHHOLD
              FOR                           AUTHORITY
              [ ]                              [ ]

3. APPROVAL OF ERNST & YOUNG, LLP AS THE COMPANY'S        FOR       AGAINST        ABSTAIN
   AUDITOR FOR 2003.                                      [ ]         [ ]            [ ]

                                                          FOR       AGAINST        ABSTAIN
4. TO TRANSACT OTHER BUSINESS THAT MAY PROPERLY COME      [ ]         [ ]            [ ]
   BEFORE THE MEETING.

By checking the box to the right, I consent to future delivery of annual
reports, proxy statements, prospectuses and other materials and shareholder          [ ]
communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the
Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
        HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS
        PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.

        Dated:                                                , 2003
              ------------------------------------------------

        ------------------------------------------------------------

        ------------------------------------------------------------
                       (Signature or Signatures)
        Please sign, date and promptly return this proxy in the enclosed envelope.

  "PLEASE MARK INSIDE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR
                                     VOTES"

                            - FOLD AND DETACH HERE -

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

      INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11PM EASTERN TIME
                      THE DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
   IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

---------------------------------------             --------------------------------------          -----------------------
            INTERNET                                            TELEPHONE                                   MAIL
   HTTP://WWW.EPROXY.COM/PCAF                                 1-800-435-6710
 Use the Internet to vote your proxy.                Use any touch-tone telephone to                 Mark, sign and date
 Have your proxy card in hand when                   vote your proxy. Have your proxy                   your proxy card
 you access the web site. You will be      OR        card in hand when you call. You will     OR              and
 prompted to enter your control                      be prompted to enter your control                 return it in the
 number, located in the box below, to                number, located in the box below,               enclosed postage-paid
 create and submit an electronic                     and then follow the directions                         envelope.
 ballot.                                             given.
---------------------------------------             --------------------------------------          -----------------------



               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

                            PRINTCAFE SOFTWARE, INC.
                   PROXY FOR 2003 ANNUAL STOCKHOLDERS' MEETING

Know all men by these presents that the undersigned stockholder(s) of Printcafe Software, Inc., Pittsburgh, Pennsylvania does hereby nominate, constitute and appoint Marc D. Olin and Joseph J. Whang or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of Printcafe Software, Inc., standing in the undersigned's name on its books on April 4, 2003, at the 2003 Annual Meeting of Stockholders to be held at the Printcafe Corporate Offices at Forty 24th Street, Pittsburgh, PA 15222 on May 2, 2003 at 9:00 a.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 8, 2003, and hereby revokes all proxies previously given by the undersigned for said meeting.

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" THE PROPOSITIONS LISTED ON THE REVERSE SIDE UNLESS OTHERWISE INDICATED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS BELOW. IF ANY MATTER SHALL PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE JUDGMENT OF THE ABOVE PROXIES, BASED UPON THE CONDITIONS THEN PREVAILING AND ANY RECOMMENDATION OF THE BOARD OF DIRECTORS.

Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of Printcafe Software, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRINTCAFE SOFTWARE, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE. CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE. ALL JOINT OWNERS MUST SIGN.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.


--------------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------


                            - FOLD AND DETACH HERE -









                                 ANNUAL MEETING
                                       OF
                            PRINTCAFE SOFTWARE, INC.
                        FRIDAY, MAY 2, 2003 AT 9:00 A.M.


                           PRINTCAFE CORPORATE OFFICES
                                FORTY 24TH STREET
                                 PITTSBURGH, PA